Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Registration Statement (Form S-4) for the registration of $3,021,331,000 CHS/Community Health Systems, Inc. 8 7/8% Senior Notes due 2015 and to the incorporation by reference therein of our report dated February 27, 2007 (except for Note 22, as to which the date is September 21, 2007), with respect to the consolidated financial statements of Triad Hospitals, Inc., for the year ended December 31, 2006, included in the current report on Form 8-K, dated September 24, 2007, filed by Community Health Systems, Inc. with the Securities and Exchange Commission.
We also consent to the incorporation by reference in the Registration Statement of our report dated February 27, 2007, with respect to Triad Hospitals Inc. management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Hospitals, Inc. included in Item 9A in the Triad Hospitals, Inc. Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG, LLP
Dallas, Texas
September 21, 2007